EXHIBIT 99.1

Republic Announces a 20% Increase In First Quarter Net Income And Total Asset Growth of $156 million

April 14, 2005

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY – Republic Bancorp, Inc. (Republic or the Company) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, posted a solid increase in net income for the first quarter of 20% over the first quarter of 2004. Net income for the first quarter of 2005 was $13.3 million, an increase of $2.3 million over the same period in 2004.  Diluted earnings per Class A Common Stock increased 19% to $0.68. Return on average assets (ROA) and return on average equity (ROE) were 2.01% and 26.42%.  “We are pleased that we were able to reward our shareholders once again with solid earnings results and a five percent stock dividend payable on April 29, 2005,” stated Steve Trager, President and CEO of Republic.

Total assets grew by $156 million during the first quarter to $2.7 billion.  The banking centers continued to have great success in attracting a variety of loan products including residential real estate, commercial real estate and variable-rate home equity loans.  Home equity products remain attractive with low historical losses and interest rates that immediately change with the Prime Rate.  Residential real estate loans increased  $42 million, as Republic experienced steady growth in its adjustable rate mortgage loan portfolios.  Also, cash and cash equivalents increased $119 million during the quarter as part of the Company’s ongoing balance sheet strategy complementing longer-term asset growth with interest rate risk management.

Overall asset quality remained solid during the first quarter of 2005, resulting in a provision for loan losses of $1.8 million compared to $2 million during the same period in 2004. “We remain true to our most fundamental value of maintaining the highest possible asset quality, which in turn creates a sound investment over the long-term for our shareholders.  We continue to experience positive delinquency and non-performing loan ratios within our traditional loan portfolio,” commented David Vest, Executive Vice President & Chief Lending Officer for Republic. Republic’s percentage of delinquent loans to total loans was a favorable 0.42% at March 31, 2005 compared to 0.47% at December 31, 2004.  Additionally, the Company’s percentage of non-performing loans to total loans was 0.37% at March 31, 2005 compared to 0.34% at December 31, 2004.

Net interest income grew $1.8 million or 7% over the same period in 2004.  This increase was primarily driven by overall growth in the Company’s traditional loan portfolio, particularly within the real estate secured portfolios.  The Company’s commercial lending area provided strong loan growth while the cash management area brought in low cost funding relationships boosting net interest income.  “We are off to a good start in 2005 despite an extremely challenging interest rate environment.  Over the past few months, short-term rates have increased substantially while longer-term rates have increased only minimally.  As with many banks, this ‘flattening’ of the yield curve has caused compression in our net interest margin, a trend that is likely to continue if short-term and long-term rates move as they have in recent months.  We remain committed to effectively managing interest rate risk throughout this ‘flattening’ of the yield curve,” commented Kevin Sipes, Executive Vice President & Chief Financial Officer for Republic.

The Company continues to reap the fruits of its investment in new banking centers over the last few years, growing its client base meaningfully. “We continually evaluate our service delivery channels to ensure that our clients experience the highest levels of customer service attainable.  We realize that our retail banking center network is the foundation of our Company and as such we support it with technology and customer service initiatives that we believe are unrivaled by our competition. Our unwavering focus on superior client service has placed us in a strong position within all of our markets and will be the launching pad for future growth,” commented Scott Trager, President of Republic Bank & Trust Company.

Innovative products and supporting our local communities continue to create value for Republic.  The Ultimate Account, one of the Company’s newer deposit product offerings, is a special account package offered to employees of our cash management clients.  This unique product has resulted in great excitement within our sales group and has contributed numerous new banking relationships to Republic.  The Ultimate Account facilitated a record quarter of new checking account openings, as the Company opened over 6,100 new accounts.  “Community focus continues to be at the forefront of Republic as well.  We will be presenting an award titled ‘Republic Bank We Care’ to companies in our markets that demonstrate the same values we hold, ‘Community, Activity, Recognition and Enterprise’,” further stated Steve Trager.

Tax Refund Solutions (TRS) completed a successful quarter as total revenues from this line of business increased 5% over the first quarter of 2004.  Provision for loan losses associated with the Refund Anticipation Loan product decreased  $939,000 compared to the same period in 2004.  “The continued opportunity within this line of business creates excitement for all of us at TRS.  We humbly acknowledge that our prosperity is attributable to the foundation created by the continued success of our core business lines at the Bank,” stated Mike Keene, President of TRS.

Management is still evaluating the overall economic impact of the recently issued Federal Deposit Insurance Corporation (FDIC) guidelines to the Company’s deferred deposit program (also known as “Payday Loan” program).   On March 1, 2005, the FDIC issued the Payday Lending Programs Revised Examination Guidance (the “Guidelines”).  Under the Guidelines, a new stated requirement (the “New Requirement”) limits outstandings to individual clients to no more than 90 days within a rolling 12-month period.  Under the Original Examination Guidance in effect prior to March 1, 2005, there was no stated limit on outstandings to individual clients.  Research indicates that slightly over half of all deferred deposit transactions processed during 2004 would not have been possible under the New Requirement issued March 1, 2005.  The Company intends to be in compliance with the New Requirement by June 1, 2005 as currently required by the FDIC.  There can be no assurance, however, of the impact that compliance with the New Requirement will have on the Company’s results of operations or that the FDIC will not modify the New Requirement or its implementation date.  The Guidelines also encourage banks to develop alternative products to deferred deposits.  The Company is currently working with its third party marketer/servicers to develop an alternative product to meet the significant demand represented by this client base for short-term credit needs.  Management is unsure, however, when an acceptable alternative product can be developed and what the pricing and performance of such a product would be.

“We have demonstrated an ability to attract new clients and prospects in a powerful and positive way by building lasting relationships which have translated into another quarter of positive results. We believe this is a tribute to our client-focused banking products and local decision making. Looking ahead, we will continue to leverage our franchise by making strategic investments to drive revenue growth, expanding relationships with existing customers and further enhancing service quality. While we are pleased with the record quarter, we look forward to the remainder of 2005 despite some considerable challenges.  All of our associates continue to focus on new ideas that further separate us from the competition by creating a unique client experience across all of our business lines,” concluded Steve Trager.

Note:  For additional financial information for the three months ended March 31, 2005 and 2004, see the Form 8-K filed with the Securities and Exchange Commission on April 14, 2005.

 Neighborhood Banking. Republic Bancorp, Inc. (Republic), has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville, with one under construction in Owensboro and Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany, Indiana. Republic Bank & Trust Company operates “Republic Finance” (LPO) with two offices in Louisville as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has $2.7 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, KY, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2004 Annual Report on Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(in thousands)

Statements of Financial Condition

	March 31, 2005	December 31, 2004

Assets:
Cash and cash equivalents	$197,252	$77,850
Securities available for sale	437,897	453,360
Securities to be held to maturity	79,059	98,233
Mortgage loans held for sale	11,094	16,485
Loans	1,857,250	1,789,099
Allowance for loan losses	(13,821)	(13,554)
Federal Home Loan Bank stock	20,538	20,321
Other assets	66,017	57,128
Total Assets	$2,655,286	$2,498,922

Liabilities and Stockholders’ Equity:
Non interest-bearing deposits	$304,424	$261,993
Interest-bearing deposits	1,270,218	1,155,937
Total deposits	1,574,642	1,417,930

Securities sold under agreements to repurchase and other short-term borrowings	370,915	364,828
Federal Home Loan Bank borrowings	474,036	496,387
Other liabilities	29,840	23,708
Total liabilities	2,449,433	2,302,853

Stockholders’ equity	205,853	196,069
Total Liabilities and Equity	$2,655,286	$2,498,922

Average Balances

	Three Months Ended March 31,
	2005	2004

Assets:
Federal funds sold	$91,970	$96,124
Investments, including FHLB Stock	560,389	398,763
Loans, including loans held for sale	1,865,316	1,648,205
Total earning assets	2,517,675	2,143,092
Total assets	2,647,707	2,247,151

Liabilities and Equity:
Non interest-bearing deposits	$311,824	$237,785
Interest-bearing deposits	1,238,162	1,106,533
Repurchase agreements and other short-term borrowings	387,046	276,719
Federal Home Loan Bank borrowings	484,262	423,250
Total interest-bearing liabilities	2,109,470	1,806,502
Stockholders’ equity	201,602	173,017

Income Statement Data

	Three Months Ended March 31,
	2005	2004

Total interest income(1)	$43,409	$37,810
Total interest expense	13,822	10,037
Net interest income	29,587	27,773

Provision for loan losses	1,820	2,049

Service charges on deposit accounts	3,272	2,971
Electronic refund check fees	4,995	4,406
Mortgage banking income	626	678
Other	1,462	1,077
Total non interest income	10,355	9,132

Salaries and employee benefits	9,599	9,773
Occupancy and equipment, net	3,301	3,661
Communication and transportation	870	738
Marketing and development	531	636
Supplies	241	461
Other	3,244	2,708
Total non interest expenses	17,786	17,977

Income before income tax expense	20,336	16,879
Income tax expense	7,018	5,824

Net income	$13,318	$11,055

(1)       The amount of fee income included in interest on loans was $12.1 million and $11.7 million for the three months ended March 31, 2005 and 2004.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004

Per Share Data(2):
Basic average shares outstanding	18,893	18,782
Diluted average shares outstanding	19,736	19,415
End of period shares outstanding:
Class A Common Stock	16,751	16,643
Class B Common Stock	2,149	2,157

Book value per share	$10.89	$9.58

Basic earnings per Class A Common Share	0.71	0.59
Basic earnings per Class B Common Share	0.70	0.58
Diluted earnings per Class A Common Share	0.68	0.57
Diluted earnings per Class B Common Share	0.67	0.56

Cash dividends declared per share:
Class A Common Stock	0.073	0.060
Class B Common Stock	0.067	0.054

Performance Ratios:
Return on average assets (ROA)	2.01%	1.97%
Return on average equity (ROE)	26.42	25.56
Yield on average earning assets	6.90	7.06
Cost of interest-bearing liabilities	2.62	2.22
Net interest spread	4.28	4.84
Net interest margin	4.70	5.18
Efficiency ratio(3)	45	49

Asset Quality Ratios:
Loans on non-accrual status	$6,659	$10,097
Loans past due 90 days still on accrual	162	289
Total non-performing loans	6,821	10,386
Other real estate owned	180	712
Total non-performing assets	7,001	11,098
Non-performing loans to total loans	0.37%	0.64%
Allowance for loan losses to total loans	0.74	0.86
Allowance for loan losses to non-performing loans	203	135
Net loan charge-offs to average loans	0.33	0.49
Delinquent loans to total loans(4)	0.42	0.50

Other Key Data:
End of period full-time equivalent employees	641	601
Number of bank offices	35	33

(2)       Prior period amounts have been restated to reflect the 5% stock dividend declared in the first quarter of 2005.

(3)        Equals total non-interest expense divided by the sum of net interest income and non interest income.

(4)        Equals total loans over 30 days past due divided by total loans.